Exhibit 10.25
EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is dated this 18th day of November, 2021 by and between Rackspace US, Inc. ("Company") and Mr. Srinivas Koushik ("Employee").

1.TERM.

The Employee's employment hereunder shall be effective as of December 15, 2021 (the "Start Date") and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety days' prior to the applicable Renewal Date. The period during which the Employee is employed by Company hereunder is hereinafter referred to as the "Employment Period."

2.TITLE AND EXCLUSIVE SERVICES

(a)Title and Duties. Employee's title will be Executive Vice President & Chief Technology Officer, and Employee will perform job duties that are usual and customary for this position. Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform.

(b)Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing provision of this Section, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or activities related to corporate board or advisory board positions for non-competitive companies, subject to Company's standard approval policy.

(c)Place of Performance: Employee will be able to work from his home in New Albany, Ohio; provided, Employee commits that he will travel to, and work from, Company's headquarters in San Antonio, Texas when requested by Chief Executive Officer or President. It is currently anticipated that Employee will work from Company's headquarters location two (2) weeks of every month (on an every-other-week basis). Employee further acknowledges that he may also be required to travel to locations other than the Company's headquarters on Company business during the Employment Period. Costs associated with all Company required travel will be reimbursed as contemplated in Section 3(g).

3.COMPENSATION AND BENEFITS

(a)Base Salary. Employee shall be paid an annual base salary of $525,000 and shall be eligible for increases in base salary consistent with Company's ordinary compensation cycles and process.

(b)Annual Corporate Bonus. Starting in 2022, Employee is eligible for an annualized on-target bonus of 75% of annual salary, subject to the terms of Company's Annual Cash Incentive Plan.

(c)Bonus; Reimbursement Payment. In consideration of Employee entering into this Agreement and as an inducement to join Company of the Effective Date, Company shall pay Employee (i) $450,000 within thirty (30) days from the Start Date of this Agreement (the "Reimbursement Payment"), and (ii) $150,000 at the same time as bonuses are paid to similarly situated employees under the terms of Company's Annual Cash Incentive Plan (collectively, the "Signing Bonuses").

The Reimbursement Payment is intended to reimburse Employee for amounts that Employee may be obligated to repay his current employer as a bonus and relocation "clawback" under his existing employment agreement. The Signing Bonuses will be treated as an advance payment that is earned over a one-year period. Therefore, entitlement to the Signing Bonuses is contingent upon Employee's continued employment with Company through the first anniversary of the Start Date. If, prior to the first anniversary of the Start Date, Employee voluntarily terminates Employee's employment as contemplated by Section 5(d), Employee agrees that Employee will reimburse Company for the unearned, pro rata portion of the Signing Bonuses based on Employee's actual length of employment. Employee acknowledges that payment of the Signing Bonuses will be subject to all employment-related taxes and withholdings.

(d)Equity Award(s).

a.One-Time Recruiting Award. Company will recommend for approval, in accordance with the process set forth by the Compensation Committee of the Board of Directors of Rackspace Technology, Inc. (the "Compensation Committee"), a one-time recruiting grant of restricted stock units ("RSUs") of Rackspace Technology, Inc. common stock, par value $.01 per share ("Common Stock"). The number of RSUs granted shall be determined by dividing $2,000,000 by the 30-day volume weighted average price of Company's NASDAQ-traded Common Stock ending on the Grant Date (as defined below) (the "VWAP") and will vest as follows:

Vesting Date	Percentage of RSUs Vesting
12-month anniversary of Grant	50%
18-month anniversary of Grant	25%
24-month anniversary of Grant	25%

b.Annual Equity Awards. Starting in fiscal year 2022 and for each fiscal year of the Employment Period thereafter, Employee will be eligible to receive equity awards (the "Annual Equity Award") on the same basis and terms (including form and mix of awards, vesting and forfeiture terms and date on which such awards are granted) no less favorable to him than those applicable to any other similarly situated employees subject to Employee's continued employment through the applicable Grant Date. In each of the years set forth below, Company will recommend that the Compensation Committee approve an Annual Equity Award with the recommended award value as set forth below:

Fiscal Year	Recommended Award Value
2022	$1,400,000
2023	$1,400,000

The number of RSUs granted to Employee for each of the grants in 2022 and 2023 will be determined by dividing the recommended award value by the VWAP ending on the applicable Grant Date.

c.All equity awards contemplated by this Section 3 will be subject to the terms of Company's Rackspace Technology, Inc. 2020 Equity Incentive Plan (or any successor plan) ("Equity Plan") and the applicable grant agreement. Employee acknowledges that the Compensation Committee has ultimate authority over the recommended awards and must issue final approval before such awards can be granted (the date of such approval, the "Grant Date"; provided, however, for purposes of the one-time recruiting grant contemplated by clause (a) above, the "Grant Date" shall be the latter of the date the grant is approved by the Compensation Committee or the Start Date). The recommended Recruiting Award is expected to be presented for review and approval within ninety (90) days of your Start Date.

(e)PTO. Employee is eligible for PTO (paid time off) subject to Company's policies.

(f)Employment Benefit Plans. Employee may participate in employee benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(g)Expenses. During the Employment Period, Company will reimburse Employee for pre-approved travel and business expenses pursuant to Company policy.

4.RESTRICTIVE COVENANTS.

(a)Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Employee agrees that during the Employment Period or other service relationship with Company or its affiliated entities (the "Company Group"), and for the one year period following the Employee's termination of such relationship for any reason, the Employee will not, directly or indirectly, on the Employee's own behalf or on behalf of another (a) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company Group to terminate their relationship with or leave the employ of the Company Group, or in any way interfere with the relationship between any member of the Company Group, on the one hand, and any officer, director or employee thereof, on the other hand, (b) hire (or other similar arrangement) any person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company Group until 6 months after such individual's relationship (whether as an officer, director or employee) with the Company Group has ended, or (c) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company Group, on the other hand.

(b)Non-Competition. To the fullest extent permitted by applicable law and to further preserve the confidentiality of the Company Group's confidential information, the Employee agrees that during the Employee's employment or other service relationship with the Company Group, and for the one year period following the Employee's termination of such relationship for any reason, the Employee will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services in a competitive capacity, directly or indirectly, as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that sells managed dedicated or cloud computing services substantially similar to those services provided by the Company Group (a "Competitor"), including but not limited to (a) professional advisory services for the migration, deployment or management of cloud technologies; (b) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet; (c) hosted or managed email, storage, collaboration, compute, virtual networking, applications, and similar services, or (d) any related IT services or products substantially similar to the Company Group's products or services. Notwithstanding the foregoing, the Employee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than 5% of the outstanding interest in such business.

(c)Nondisclosure of Confidential Information; Return of Property. The Employee recognizes and acknowledges that Employee has access to the confidential information and/or has had material contact with the Company Group's customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Employee agrees that at any time during or after the period of the Employee's employment or other service relationship with the Company Group, the Employee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Employee's benefit or the benefit of any person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Employee's termination of employment for any reason, the Employee shall promptly deliver to Company (with the cost of shipping reimbursed by Company) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company Group's customers, business plans, marketing strategies, products or processes. The Employee may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought and, if requested by the Company Group, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(d)Non-Disparagement. The Employee shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company Group, or any of its successors, directors or officers. The foregoing shall not be violated by the Employee's truthful responses to legal process or inquiry by a governmental authority.

(e)Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 4 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Employee hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group. The Employee further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Employee in connection with the Employee's entitlement to receive severance payments and benefits pursuant to the terms and conditions of this Agreement, and are in addition to, not in substitution for, any restrictive covenants to which the Employee is or may become subject in connection with any relationship with the Company Group.

(f)Enforcement. If the Employee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity: (a) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company Group; and (b) the right and remedy to require the Employee to account for and pay over to Company any profits, monies, accruals, increments or other benefits derived or received by the Employee as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by the Employee of any of the Restrictive Covenants, the time period of such covenant with respect to the Employee shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

(g)Defend Trade Secrets Act. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, as may be amended from time to time, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (a) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

5.TERMINATION

Employee's employment may be terminated prior to the end of the term of this Agreement only by mutual written agreement or:

(a)Death. Upon the death of the Employee, in which case, the employment termination date shall be the date of the Employee's death.

(b)Disability. Company may terminate this Agreement and/or Employee's employment if it is determined that Employee has a Disability (as defined in Rackspace Technology, Inc. 2020 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto), in which case, the employment termination date shall be the date that it is determined that the Employee has a Disability.

(c)Termination By Employee For Good Reason. Employee may terminate Employee's employment at any time for "Good Reason," which is: (i) Company's repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a substantial and unusual reduction in responsibilities and authority. If Employee elects to terminate Employee's employment for "Good Reason," Employee must first provide Company written notice within thirty (30) days, after which Company shall have sixty (60) days to cure. If Company has not cured and Employee elects to terminate employment, Employee must do so within ten (10) days after the end of the cure period.

(d)Termination by Employee Without Good Reason. Employee may resign his employment without Good Reason any time (i) upon sixty (60) days' advance written notice to Company if such notice is prior to the first anniversary of the Start Date and (ii) upon forty-five (45) days' advance written notice if such notice is given on or following the first anniversary of the Start Date. Employee's termination of his employment in accordance with this Section 5(d) shall not be deemed to be a breach of this Agreement.

(e)Termination By Company. Company may terminate Employee's employment with or without Cause and determine the employment termination date. For purposes of this Agreement, "Cause" means: (i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of the Company Group, other than customary and de minimis use of the Company Group property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company Group; (ii) abandonment of duties (other than by reason of Disability); (iii) failure to follow lawful directives of Company (other than a failure resulting from incapacity due to physical or mental illness), or failure to meet reasonable performance objectives following a written warning and opportunity to cure for thirty (30) days; (iv) a felony conviction or indictment, a plea of guilty or nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to any member of the Company Group's reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach of this Agreement; or (vi) a significant violation of Company's employment and management policies.

6.COMPENSATION UPON TERMINATION

(a)Death. If the employment relationship is terminated as a result of the Employee's death, Company shall pay to Employee's designee or, if no person is designated, to Employee's estate, (i) the Accrued Obligations (as defined below) within thirty (30) days of the employment termination date, (ii) the Pro-Rated Annual Bonus (as defined below) at the same time as annual bonuses for such fiscal year of the Company are paid to the Company's other similarly situated employees, and (iii) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible.

(b)Disability. If the employment relationship is terminated as a result of the Employee's Disability, Company shall pay to Employee (i) the Accrued Obligations within thirty (30) days of the employment termination date, (ii) the Pro-Rated Annual Bonus at the same time as annual bonuses for such fiscal year of the Company are paid to the Company's other similarly situated employees, and (iii) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible.

(c)Termination By Company For Cause or by Employee without Good Reason: If Company terminates Employee's employment for Cause or Employee resigns his employment without Good Reason in accordance with Section 5(d) above, Company shall pay to Employee (i) the Accrued Obligations within thirty (30) days of the employment termination date, and (ii) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible (other than plans which provide for severance or termination payments or benefits).

(d)Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, Company shall determine the employment termination date and shall pay to Employee (i) the Accrued Obligations within thirty (30) days of the employment termination date, and (ii) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible (other than plans which provide for severance or termination payments or benefits). If the employment termination date is before the end of the then current Employment Period, and if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form reasonably satisfactory to Company (a "Release"), then Company will (i) in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee's pro-rata base salary through the end of the then current Employment Period, and (ii) accelerate the vesting of any time-based equity awards that would have, but for the Employee's termination of employment, vested before the end of the then current Employment Period (or on the last day of the then current Employment Period).

(e)Termination With Severance.

(1)Termination By Company Without Cause; Termination by Employee for Good Reason - Severance and Non-Renewal By Company:
i.If (x) Company terminates Employee's employment without Cause (and not by reason of death or Disability), (y) Employee's employment ends because Company gives notice of non-renewal under Section 1, or (z) if Employee terminates for Good Reason, Company shall pay to Employee (i) the Accrued Obligations within thirty (30) days of the employment termination date and (ii) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible (other than plans which provide for severance or termination payments or benefits).
ii.In addition, if Employee signs and does not revoke a Release, Company will pay Employee, (i) in periodic payments in accordance with ordinary payroll practices and deductions, Employee's current base salary for eighteen (18) months, and (ii) the Pro-Rated Annual Bonus at the same time as annual bonuses for such fiscal year of the Company are paid to the Company's other similarly situated employees. The payment made pursuant to this section are referred to as (the "Severance Payments" or "Severance Pay Period").

(2)Breach of Agreement; Re-hire: If Employee (i) breaches the Restrictive Covenants, the Company shall provide Employee with written notice of the event or events giving rise to such breach and if Employee fails to cure such breach within ten (10) days after receipt of written notice from the Company describing such breach or such breach is not curable, or (ii) is rehired by Company with Employee's express consent during the Severance Pay Period, the Severance Payments shall cease immediately. The foregoing shall not affect Company's right to enforce the provisions of this Agreement by injunctive relief or otherwise. Employee agrees to immediately notify the Company upon the occurrence of any event specified in clause (ii) of the first sentence of this paragraph.

(f)    Termination Definitions. For purposes of this Agreement:

(1)"Accrued Obligations" means, with respect to Employee, the sum of (i) any earned but unpaid base salary through the employment termination date, (ii) subject to submission by Employee of supporting documentation, any unreimbursed business expenses incurred by the Employee through employment termination date in accordance with the Company's reimbursement policy.

(2)"Pro-Rated Annual Bonus" means a lump-sum payment (less applicable withholding taxes) equal to the product obtained by multiplying (x) the Target Bonus by (y) the fraction obtained by dividing (A) the number of days from the beginning of the fiscal year in which Employee's employment termination date occurs until the date of Employee's employment termination (including the date of employment termination), by (B) 365 or 366, as applicable.

(3)"Target Bonus" means the sum of the Employee's annual target bonus, commission and annual performance bonus opportunity, as applicable, pursuant to any cash incentive plan or program maintained by the Rackspace Technology, Inc. or its subsidiaries (including the Company) in which the Employee is eligible to participate for the Company's fiscal year in which the Employee's termination of employment occurs, and calculated on the basis that any applicable individual performance goals or goals based on subjective criteria have been attained in full.

7.    OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to Company, and Employee hereby assigns all such rights to Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company's rights to the foregoing, including without limitation executing inventors' declarations and assignment forms. If there is a separate signed agreement between Employee and Company including terms directly related to intellectual property rights, then the intellectual property terms of that agreement shall control.

8.    PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee's heirs and Employee's personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. Company may assign its rights and obligation under this Agreement to any entity, including any successor to all or substantially all the assets of Company, by merger or otherwise.

9.    GOVERNING LAW; SUBMISSION TO JURISDICTION

(a)    Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States. Each of Company and Employee (on behalf of itself and its affiliates) expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(b)    Jurisdiction. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section.

(c)    Representation and No Condition. Employee acknowledges that it is advisable to be represented by counsel in connection with Employee's review and agreement to all terms and conditions of this Agreement. Employee acknowledges and agrees that entering into this Agreement is not a condition of Employee's employment with Company or its affiliates.

10.    LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee agrees, unless precluded by law, to promptly inform Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee's cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys' fees and costs.

11.    DISPUTE RESOLUTION

(a)    Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee's breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non breaching party reasonable attorneys' fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)    Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee's employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers' compensation benefits; (ii) unemployment benefits; (iii) Company's employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void.

The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant's filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys' fees and other expenses.

12.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee's spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee's duties hereunder, or the rights of Company. Employee authorizes Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee's prospective employment. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee's position, with or without reasonable accommodation.

13.    SECTION 409A COMPLIANCE

(a)    General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(l)(A) of the Code and related Department of Treasury guidance, Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of Company to modify this Agreement or any other agreement, arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no Severance Payments shall be payable unless the termination of the Employee's employment constitutes a "separation from service" within the meaning of Section l.409A-l(h) of the Department of Treasury Regulations; (ii) if the Employee is deemed at the time of Employee's separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the Severance Payments (after taking into account all exclusions applicable to such Severance Payment under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Severance Payments shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee's "separation from service" with Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Employee's death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 18(b) shall be paid to the Employee in a lump sum, and any remaining Severance Payments shall be paid as otherwise provided herein; (iii) the determination of whether the Employee is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee's separation from service shall be made by Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-l(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Employee's right to receive installment payments of the Severance Payments shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes "deferred compensation" under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Reimbursements and in-kind benefits are not subject to liquidation or exchange for another benefit.

14.    WITHHOLDING

Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that Company is required to withhold. Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

15.    EXCESS PARACHUTE PAYMENTS

If it is determined (as hereafter provided) that any payment or distribution by Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of Company or of a substantial portion of the assets of Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the "Excise Tax"), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee's "base amount" within the meaning of Section 280G(b)(3) of the Code (the "Safe Harbor Amount"), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe

Harbor Amount. All calculations under this Section shall be determined by a national accounting firm selected by Company (which may include Company's outside auditors). Company shall pay all costs to obtain and provide such calculations to Employee and Company. For purposes of this Agreement, the "Parachute Value" of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

16.    MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, including by an authorized officer of Company, and approved by the Compensation Committee as required by Company or its affiliates. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and an authorized officer of Company that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this agreement and supersedes any prior written or oral agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties' entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

[SIGNATURE PAGE FOLLOWS]

Upon full execution by all parties, this Agreement shall be effective on the date set forth above.

EMPLOYEE:

/s/ Srinivas Koushik
SRINIVAS KOUSHIK

COMPANY:
Rackspace US, Inc.

/s/ Holly B. Windham
Holly B. Windham
EVP, Chief People and Legal Officer